Exhibit 23.2

                        [Letterhead of BDO Seidman, LLP]

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Bravo! Foods International Corp.
11300 US Highway 1, Suite 202
North Palm Beach, FL 33408

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 14, 2003, relating to the consolidated financial statements of Bravo! Foods International Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP

BDO SEIDMAN, LLP

Los Angeles, California
July 26, 2004